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                           [ON DIVERGENT'S LETTERHEAD]

                        Letter of Continuing Employment

5/11/96

Mr. Shaun Rosen
12 Northante road
ROSE BAY NSW 2029

Dear Shaun

It is with pleasure to confirm your continuing appointment with Divergent Technologies Pty Limited ("Divergent") on the following terms and conditions:

1.    POSITION

With effect from 5/11/96 (the "EFFECTIVE DATE") your position with Divergent will be as Managing Director.

2.    DUTIES

(a) As Managing Director you will be responsible for the day to day running of the Business of Divergent which encompasses and which is inclusive of the following:

      (i)   Product Research and Development;
      (ii)  Software and Technical issues relating to Divergent;
      (iii) Mergers and Acquisitions to enhance the business of Divergent, with consent of Mr. Barry Schechter ("Schechter").
      (iv) Administration and finance with the assistance of Ivan Hammerschlag or a suitably qualified person.

(b)   You will report to Schechter of SVI Holdings Limited.

(c) You will devote the whole of your time, attention and skill during normal business hours to the operations of Divergent.

3.    TERM

Your appointment will continue for a period of five (5) years from the Effective Date subject to the terms hereinafter contained.

4.    SALARY

(a) With effect from the Effective Date, your remuneration will be a salary package of $250,000.00 made upon the manner as from time selected by you.






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(b)   Your salary package will include all benefits of employment including superannuation, insurance, motor vehicle allowance, fringe benefits and other taxes and other legitimate expenses.

(c) Your remuneration will be reviewed on each anniversary of the Effective Date but any amount determined shall never be less than the salary for the immediately preceding year.

(d) At each review your salary will increase by a proportion not less than the proportionate increase of the All Groups Consumer Price Index for Sydney published by the Australia Bureau of Statistics (or a comparable index selected by Divergent if that index ceases to be published) in respect of the year preceding the salary review.

5.    EXPENSES

You will be reimbursed by Divergent for all out-of-pocket expenses reasonably incurred by you in respect of Divergent business. Divergent may require evidence of expenses you have incurred.

6.    EXCLUSIVITY AND CONFIDENTIALITY

(a) You must not engage in any employment or provide any services to anyone other than Divergent during the currency of this Agreement.

(b) You will not during your employment or thereafter without Divergent's prior written consent or as otherwise required by law disclose directly or indirectly to any person for any reason other than the conduct of Divergent's business any confidential information of or relating to Divergent or Divergent's customers or clients including information relating to costings, budgets, fees, advertising, margins, remuneration policy, client base, technology, techniques and intellectual property (unless such technology and techniques were not derived by you whilst at Divergent and are in the public domain) nor will you during your employment or thereafter without Divergent's prior written consent or as otherwise required by law use, copy, transmit or remove or attempt to use, copy, transmit or remove any part of the information in any way for any purpose other than Divergent's business or in any manner which may cause or be calculated to cause injury or loss to divergent or a related or associated company.

(c) For period of three years after the termination of your employment to the extent permitted by applicable law;

      (i) you will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management operation or control of, be employed by, associated with, or in any manner connected with, lend you name or any similar name to, lend your credit to or render services or advice to, any business in each State and Territory in the Commonwealth of Australia whose products or activities compete in whole with the products or activities of Divergent provided, however, that you may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of






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             securities of any enterprise (but without otherwise participating in the activities of such enterprise) as such securities are issued on any national or regional securities exchange or have been registered under Section 12(g) of the US Securities Exchange Act, 1934. You agree that this covenant is reasonable with respect to its duration, geographical area and scope:

      (ii) You will not, directly or indirectly, either for yourself or any other person:

            (A) induce or attempt to induce any employee of Divergent to leave Divergent;

            (B) employ, or otherwise engage as an employee, independent contractor, or otherwise any employee of Divergent; or

            (C) induce or attempt to induce any customer, supplier, licensee, or business relation of Divergent to cease doing business with Divergent;

      (iii) Divergent acknowledges that you have substantial expertise in the development of computer software products and that you may continue to be engaged in the computer industry PROVIDED THAT you do not engage in an area which competes with the products of Divergent.

(d) You acknowledge that having regard to the duties provided for in this agreement you may become possessed of trade secrets and confidential information of Divergent and that disclosure of any of those trade secrets or that confidential information could materially harm Divergent and that therefore the restraints and restrictions contained in this agreement are fair and reasonable in all the circumstances and necessary for the protection of the goodwill and property of Divergent.

7.    LEAVE

You are entitled to four (4) weeks annual leave and to long service leave in accordance with the legislation of the State of New South Wales or such other legislation as may be applicable. Subject to any applicable award or agreement, you are not entitled to annual leave loading. Divergent will require you to take all annual and long service leave within twelve (12) months of its accruing due unless otherwise expressly agreed or unless such procedure is prohibited by any relevant legislation.

8.    SICK LEAVE

You will be entitled to five (5) days sick leave for each year of employment, subject to the production of such medical evidence as may reasonably be required and the requirements of any applicable award or agreement. Sick leave not availed of will accrue during your employment up to a maximum of 25 days, but Divergent will not pay out the value of any accrued and untaken sick leave on the cessation of your employment.





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9.    TERMINATION

(a)   Immediate termination upon paying out of remaining term:

      (i) Divergent may terminate this agreement by giving thirty (30) days notice, in writing at any time, for any reason including the event of being declared bankrupt and/or insane PROVIDED THAT Divergent must then pay to you an amount equal to your salary package and bonus entitlements which you would have received in respect of the unexpired portion of the five (5) year term of this agreement (based on your annual salary package as at the date the notice is given.)

      (ii) You may terminate this agreement by giving thirty (30) days notice, if Divergent undermines your position as Managing Director or acts in a manner tantamount to dismissing you whereupon the provision contained in Sub-Clause 10(a)(i) shall apply.

      (iii) Any amount payable by Divergent under Clause 120(a)(i) and Clause 10(a)(ii) must be paid in full upon termination of your employment.

For the purposes of this Clause "bankruptcy" shall mean that Shaun Rosen is declared to be bankrupt and a trustee is appointed to his insolvent estate within the meaning of the Bankruptcy Act 1966 and "insanity" shall mean that Shaun Rosen is determined to be insane in accordance with the provisions of the Mental Health Act, 1990 by two (2) medical practitioners practising as psychiatrists.

(b) Divergent may terminate your employment summarily and without notice if you:

      (i) Commit a serious material breach of this agreement whereby the status of Divergent is undermined; and

      (ii) Are convicted of a serious criminal offence of a commercial nature excluding matters relating to taxation.

(c) Upon termination for any reason, you will have no further claim other than mentioned in Clause 10(a) hereof against Divergent for compensation for loss of office in respect of the termination.

(d) Divergent's premises are a smoke free working environment and you are not permitted to smoke on those premises during work hours.

10.   INCONSISTENCY

This agreement shall be construed subject to any applicable legislation, rule, regulation, ward or agreement (collectively "APPLICABLE LEGISLATION") to the intent and effect that if any provision of this agreement is inconsistent with the terms of any applicable legislation which may not be varied or contracted out of then the terms of the applicable legislation shall prevail and this agreement shall to the extent of the inconsistency be inoperative.






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11.   ENFORCEMENT

(a) You acknowledge that damages may be inadequate compensation for breach of this agreement, and, subject to the court's discretion, divergent may restrain, by an injunction or similar remedy, any conduct or threatened conduct which is or will be a breach of this agreement.

(b) You acknowledge that the obligations conferred on you by the agreement are necessary to protect the interests of Divergent and that you are unaware that Divergent intends to use its best endeavours and resources to enforce these obligations to the maximum extent possible.

12.   PROPER LAW

This agreement shall be governed by and construed in accordance with the law for the time being in force in the State of New South Wales and both parties submit to the non-exclusive jurisdiction of the Courts of that State.


Yours sincerely



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